Exhibit 10.1

LOSS PORTFOLIO TRANSFER
REINSURANCE AGREEMENT

THE MEMBERS OF LLOYD’S SYNDICATE 609 FOR THE 2023 AND PRIOR YEARS OF ACCOUNT, ACTING THROUGH THEIR MANAGING AGENT ATRIUM UNDERWRITERS LIMITED
(REINSURED)

and

THE MEMBERS OF LLOYD'S SYNDICATE 2008 FOR THE 2025 YEAR OF ACCOUNT, ACTING THROUGH THEIR MANAGING AGENT ENSTAR MANAGING AGENCY LIMITED
(REINSURER)

CONTENTS
2    Definitions    3
3    Reinsurance Coverage    10
4    Conditions Precedent    10
5    Reinsurance Premium    11
6    Roll Forward Adjustment and Loss Fund Verification    12
7    Portfolio Administration    13
8    Quarterly Reinsurance Statement and Settlement    15
9    Inuring Reinsurance    16
10    Additional Premium    17
11    Reinsurance Claims    17
12    Early Termination    17
13    Warranties    18
14    Notices    22
15    Payments    23
16    Governing Law and Dispute Resolution    24
17    Entire Agreement    24
18    Access To Records    24
19    Confidentiality    25
20    Miscellaneous    26
Schedule 1 : [***]    29
Schedule 2 : [***]    30
Schedule 3 : [***]    31
Schedule 4 : Termination and Termination Amount    32
Schedule 5 : Dispute Resolution Procedure    33

This LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT dated 13 January 2025 ("Agreement"), by and between:
(1)    The Members of Lloyd’s Syndicate 609 for the 2023 and prior years of account, acting through their managing agent Atrium Underwriters Limited, a company incorporated in England and Wales, with registration number 01958863 and with its registered office at Level 20, 8 Bishopsgate, London EC2N 4BQ (the "Reinsured"); and
(2)    The Members of Lloyd's Syndicate 2008 for the 2025 year of account, acting through their managing agent Enstar Managing Agency Limited, a company incorporated in England and Wales, with registration number 10595512 and with its registered office at 8th Floor One Creechurch Place, London, United Kingdom, EC3A 5AY (the "Reinsurer"),
each a "Party" and collectively the "Parties".
WHEREAS:
(A)    The Parties have agreed that the Reinsurer will reinsure the Reinsured for the Covered Losses up to the Limit and subject to the terms and conditions of this Agreement.
(B)    The Parties intend to enter into a run-off management agreement pursuant to which, subject to the satisfaction of the conditions thereunder, the Reinsurer undertakes to manage the Subject Business.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Reinsured and the Reinsurer agree as follows:
1    Term of this Agreement
1.1    This Agreement shall commence on the date hereof and, (i) subject to the satisfaction of the Conditions Precedent in accordance with Clause 4, and (ii) subject to and with effect from the date of receipt of the Gross Premium in accordance with Clause 5.3, the reinsurance provided under this Agreement shall be effective as from the On Risk Date.
1.2    This Agreement shall continue in force until the Termination Date (the "Term").
2    Definitions
2.1    In this Agreement the following terms shall have the following meanings:
"Actual Roll Forward Amount" has the meaning set forth in Clause 6.5.
"Actual Pre-Inception Date Paid Losses" means the Pre-Inception Date Paid Losses agreed, deemed agreed or determined in accordance with Clause 6.3 or 6.4.
"Additional Premium" means additional or adjustment premiums, including unearned premium, payable by policyholders under the Policies from time to time, which shall be for the account of the Reinsurer from and including the On Risk Date.
"Additional Premium Amount" means USD 6,661,207, being the estimated value of the Additional Premium receivable as at the On Risk Date.

"Agreed Form" means, in relation to any document or part of a document, such document or part of a document in the terms agreed among the Parties as at the date of this Agreement.

"Affiliate" means, in relation to any Party, any subsidiary or parent company of that Party and any subsidiary of any such parent company, in each case from time to time.
"Agreement" has the meaning set forth in the statement of the Parties hereto, and includes all exhibits, appendices or schedules included therein.
"Agreement Date" means the date of this Agreement.
"Allocated Loss Adjustment Expenses" means expenditures incurred on or after the On Risk Date by or on behalf of the Reinsured that are part of the amounts paid under the Subject Business and which are directly incurred by or on behalf of the Reinsured in disposition of a claim, loss or legal proceedings, including expenditures as to adjustment, investigation, negotiation, legal expenses of litigation and the Reinsured's own defence costs and legal expenses incurred in connection with legal actions, including but not limited to declaratory judgment actions, brought to determine the Reinsured's defence and/or indemnification obligations under any disputes under the Subject Business, whether coverage is found to exist or not for such obligations, but excluding Unallocated Loss Adjustment Expenses.
"Applicable Law" means any and all:
a)    legislation (including statutes, statutory instruments, treaties, regulations, orders, directives, by-laws, decrees) and common law applicable to the relevant Party;
b)    regulatory rules applicable to the relevant Party, including Lloyd's Requirements; and
c)    binding judgments, resolutions, decisions, orders, notices or demands of a competent court, tribunal or applicable regulators, in any jurisdiction in each case applicable to the relevant Party in the context of the reinsurance contemplated by this Agreement.
"Approved Ex Gratia Payments" means any ex gratia payment made in respect of the Subject Business after the date of this Agreement that has been specifically approved in writing by the Reinsurer in advance of such payment.
"Business Day" means, in the United Kingdom, any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions are authorised or required by law, regulation or executive order to remain closed.
"Cat Code [***] Losses" means any Covered Losses or part thereof that have been designated as "Cat Code [***]" on the Reinsured’s books and records or which should be so designated in accordance with a reasonable and prudent interpretation of Lloyd's Requirements.
"Cash Premium" means the Gross Premium less (i) the Additional Premium Amount, and (ii) the Estimated Loss Fund Amount.
"Conditions Precedent" has the meaning set forth in Clause 4.
"Confidential Information" shall have the meaning set forth in Clause 19.1.
"Covered Excess Losses" means (i) any Extra Contractual Obligations or Loss In Excess of Policy Limits, in each case to the extent arising as a result of acts or omissions on or after the Outsourcing Effective Date of a) the Reinsurer or b) the Reinsurer's third party administrators (other than if and to the extent they are acting on the Reinsured’s express written instructions), and (ii) any Approved Ex Gratia Payments. For the avoidance of doubt, to the extent that any Extra Contractual Obligations or Loss In Excess of Policy Limits arise as a result of acts or omissions of the Reinsured or, prior to the Outsourcing Effective Date, any third party administrators, they shall not be Covered Excess Losses even if the liability arises after the Outsourcing Effective Date.
"Covered Losses" means the Ultimate Net Loss paid by or on behalf of the Reinsured on or after the On Risk Date.
"Data Protection Legislation" means the Regulation and any similar legislation binding on the relevant Party.
"Data Room" means the secure Sharefile document entitled "Project Tacheron" that has been shared by Gallagher Re with the Reinsurer.
"Debtor Recoveries" means the recoveries made from any third party debtor in relation to the Subject Business, including recovered Deductibles, Payment Errors, subrogation and other recoveries arising in relation to the Subject Business.
"Deductible" means any amount due to the Reinsured from any person who is or at any time becomes liable to pay a deductible or excess in relation to the Subject Business.
"Early Termination Date" means the effective date of termination of the Agreement pursuant to Clauses 12.1, 12.2 and 12.3.
"Early Termination Event" means the occurrence of any of the events set out in Clause 12.
"Estimated Loss Fund Amount" has the meaning set forth in Clause 5.2.
"Estimated Pre-Inception Date Paid Losses" means the Reinsured's good faith estimate of the Pre-Inception Date Paid Losses notified to the Reinsurer in accordance with Clause 5.2.
"Estimated Roll Forward Amount" has the meaning set forth in Clause 5.2.
"Excluded Liabilities" means any amounts in respect of:
(i) the Excluded Policies,
(ii) Cat Code [***] Losses,
(iii) Unallocated Loss Adjustment Expenses,
(iv) Extra Contractual Obligations, Loss In Excess of Policy Limits and ex gratia payments, other than Covered Excess Losses, or
(v) extensions, amendments, alteration to or waivers of rights in respect of Policies made or taking effect after the On Risk Date if and to the extent that the same would increase the Reinsurer’s liability under this Agreement, other than those that have been approved by the Reinsurer in accordance with Clause 7.3.
"Excluded Policies" means:
a)    those Policies listed in Schedule 2 as being excluded; and
b)    any other claims that have arisen or may arise from Policies which are prohibited from being administered, processed and/or settled due to Sanctions imposed on the policyholder and/or any beneficiary of the Policy.

"Excluded Recoveries" means any premium (including reinstatement premium or unearned), Debtor Recoveries or Insuring Reinsurance due or inuring to the benefit of the Reinsured related to the Excluded Liabilities.
"Extra Contractual Obligations" means those liabilities and any other related expenses of the Reinsured (including consequential, compensatory, punitive, exemplary, special, statutory or regulatory damages (or fines, penalties, forfeitures or similar charges or a penal or disciplinary nature) in each over and above the amount within the express terms of and the limits of the coverage granted by any insurance and/or reinsurance contract made between the parties in dispute and which causes a liability to arise under or relating to the Policies or any other form of extra contractual damages or liabilities or expenses arising out of or relating to the Policies or the Subject Business, including but not limited to, liabilities that arise from any alleged or actual act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to failure by the Reinsured to settle within the Policy limit, alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of pleadings in the trial of any action by or against the Original Insured or in the preparation or prosecution of an appeal consequent upon such action, or the marketing, underwriting, production, sale, issuance, cancellation, termination, novation or administration of the Policies or the Subject Business.
"Formal Communication" means:
a)    any notice or notification which is specified in this Agreement to be sent as or by way of Formal Communication;
b)     any notice terminating this Agreement; and
c)     any service of proceedings or other documents served in contemplation of or in the course of any legal action or, where applicable, any arbitration or other method of dispute resolution.
"Funds at Lloyd's" has the meaning given in paragraph 16 of Lloyd's Membership Byelaw (No. 5 of 2005).
"Gross Premium" means an amount equal to USD 188,940,000.
"Inception Date" means 5 Business Days following the satisfaction of all of the Conditions Precedent.
"Initial Loss Fund Amount" means USD 1,304,355.
"Insolvency Event" in respect of a Party shall mean:
a)    a winding up petition is presented in respect of such Party or a provisional liquidator is appointed over it or it goes into administration, administrative receivership or receivership or it has a scheme of arrangement or voluntary arrangement proposed in relation to all or any part of its affairs;
b)    such Party goes into compulsory or voluntary liquidation; or
c)    in each case, such Party becomes subject to any other similar insolvency process (whether under the laws of England or elsewhere).
"Interest Amount" means the amount equal to daily interest charged at a rate of 4.5% per annum on an amount equal to the following, from and including 1 November 2024 to (but excluding) the date the Premium is paid in accordance with Clause 5.3.1:

(A + B) ÷ 2
where "A" is an amount equal to the Gross Premium, and "B" is an amount equal to the Gross Premium less the Estimated Pre-Inception Date Paid Losses;
"Inuring Reinsurance" means, excluding the reinsurance provided under this Agreement, the amounts paid to the Reinsured under all outwards reinsurance contracts or treaties providing coverage in respect of the Subject Business in effect as at the On Risk Date, as administered in accordance with Schedule 3.
"Large Loss" shall have the meaning given in Clause 8.7.1.
"Limit" means USD 304,180,000.
"Lloyd's Requirements" means the Lloyd's Acts 1871 to 1982, all Lloyd's byelaws, principles for doing business, guidance and codes of conduct.
"Loss Fund Amount Increase" has the meaning set forth in Clause 6.7.1.
"Loss Funds" means the loss funds provided by or on behalf of the Reinsured to third party administrators for use by such persons to pay claims on behalf of the Reinsured in respect of the Subject Business.
"Loss in Excess of Policy Limits" means loss in excess of the limit of the underlying Policy, including where such loss in excess of the limit has been incurred because of failure by the Reinsured to settle within the underlying Policy limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defence or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.
"On Risk Date" means 1 September 2024.
"Original Insured" means, in respect of any Policy written by the Reinsured, any party insured or reinsured under such Policy.
"Outsourcing Effective Date" has the meaning given to it in the ROMA.
"Party" or "Parties" has the meaning set forth in the statement of the Parties hereto.
"Payment Error" means any payment made by the Reinsured in respect of a Policy which was incorrect or incomplete or should not have been made to the extent that such payment constitutes a Covered Loss that has been paid by the Reinsurer under the terms of this Agreement, including for the avoidance of doubt as Pre-Inception Date Paid Losses.
"Policies" means the portfolio of contracts of insurance and/or reinsurance written or renewed by or on behalf of the Reinsured prior to the On Risk Date in respect of the Subject Business excluding the Excluded Policies, as set out in the policy listing in Schedule 2.
"Pre-Inception Date Dispute Notice" has the meaning set forth in Clause 6.2.
"Pre-Inception Date Notice" has the meaning set forth in Clause 6.1.
"Pre-Inception Date Paid Losses" means all amounts paid by the Reinsured from (and including) the On Risk Date to (but excluding) the Inception Date in respect of the Covered Losses after for the avoidance of doubt deducting Inuring Reinsurance and Debtor Recoveries and excluding Excluded Liabilities.

"Pre-Inception Date Additional Premium" means all Additional Premium received by or on behalf of the Reinsured from (and including) the On Risk Date to (but excluding) the Inception Date.
"Quarter" means each calendar quarter period from 1 January to 31 March, 1 April to 30 June, 1 July to 30 September and 1 October to 31 December.
"Quarter Date" means the last Business Day of each Quarter during the Term.
"Quarterly Reinsurance Statement" has the meaning set forth in Clause 8.1.
"Recoveries" means all recoveries in respect of Debtor Recoveries and Inuring Reinsurance.
"Regulation" means the Data Protection Act 2018.
"Regulatory Authorities" means any authority that exercises regulatory jurisdiction over either Party.
"Regulatory Conditions Precedent" has the meaning set forth in Clause 4.1.
"Reinsurance Premium" has the meaning set forth in Clause 5.
"Reinsured" has the meaning set forth in the statement of the Parties hereto.
"Reinsurer" has the meaning set forth in the statement of the Parties hereto.
"Reinsurer’s Account" means the bank account of the Reinsurer set out in Clause 15.
"Retained Policies" has the meaning set forth in paragraph 1.7 of Schedule 3.
"ROMA" means the run-off management agreement to be entered into between the Reinsured and the Reinsurer in relation to the administration of the Subject Business.
"Sanctions" means any trade, financial or other economic sanctions laws, regulations, embargoes or restrictive measures imposed, administered, enacted or enforced by the governments of the United Kingdom or the United States; the United Nations Security Council; the Council of the European Union, or any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Reinsured and/or the Reinsurer.
"Shared Reinsurance" means Inuring Reinsurance which provides or is intended to provide reinsurance protection in respect of both (i) Policies and (ii) other insurance or reinsurance policies underwritten by the Reinsured which are not Policies.
"Subject Business" means Policies written by or on behalf of the Reinsured in the following lines of business for the 2023 year of account and all prior years of account:
a)    Property Reinsurance;
b)    Marine XL;
c)    General Liability Artisans sub-class; and
d)    General Liability Contractors sub-class.
"Term" has the meaning set forth in Clause 1.

"Termination Date" means the earliest of:
a)    the date on which all liabilities of the Reinsured under the Subject Business are extinguished; and
b)    the Early Termination Date.
"Termination Amount" means (a) 100% of the net undiscounted best estimate calculation of Covered Losses, less (b) the best estimate calculation of the Additional Premium receivable, and less (c) the value of the Loss Funds, in each case as at the Early Termination Date, provided that (b) and (c) shall only be included in the calculation of the Termination Amount if and to the extent not already taken into account in (a).
"Transaction Documents" means this Agreement and the ROMA.
"Ultimate Net Loss" means:
a)    the sum paid by the Reinsured on or after the On Risk Date in settlement of losses or liability in respect of the Policies;
b)    Allocated Loss Adjustment Expenses; and
c)    Covered Excess Losses,
net of Debtor Recoveries and Inuring Reinsurance and excluding any Excluded Liabilities and Excluded Recoveries.
"Unallocated Loss Adjustment Expenses" means any claim-related or other expenses or costs of a general nature that cannot be allocated or assigned to a specific claim in respect of a Covered Loss including, without limitation, any amount of central overhead, management, administration, information technology, employee or property costs or similar general expenses incurred by the Reinsured or its Affiliates in connection with or arising out of the Policies.
"Unverified Loss Fund Amount" has the meaning set forth in Clause 6.7.2.
2.2    Other Definition Provisions and Conventions
2.2.1    For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated.
2.2.2    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
2.2.3    The term "including" or "includes" means "including but not limited to."
2.2.1    The term "writing" or "written" includes any method of representing or reproducing words in a legible form.
2.2.2    A reference to legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the date of this Agreement).

2.2.3    A reference to a particular date and time is, unless stated otherwise, a reference to that date and time in London, England.
2.2.4    All references herein to Clauses, Subsections, Items, Paragraphs, Appendices and Exhibits shall be deemed references to Clauses, Clauses, Subsections, Items, Paragraphs, Appendices, Schedules and Exhibits to, this Agreement unless the context shall otherwise require.
3    Reinsurance Coverage
3.1    Subject to the satisfaction of the Conditions Precedent in accordance with Clause 4, with effect from (and including) the On Risk Date and in consideration of and subject to the Reinsured having satisfied its obligation to pay the Reinsurance Premium, the Reinsurer shall provide reinsurance to the Reinsured in respect of the Covered Losses.
3.2    The Reinsurer's maximum aggregate liability under this Agreement in respect of Covered Losses (including, for the avoidance of doubt, Pre-Inception Date Paid Losses) shall not exceed an amount equal to the Limit.
3.3    For the purposes of this Agreement, settlement of Ultimate Net Loss on Subject Business shall be treated as settlement of Covered Losses on behalf of the Reinsured and the terms of this Agreement shall be read accordingly.
3.4    The liability of the Reinsurer in respect of each Covered Loss shall commence and expire simultaneously and automatically with the liability of the Reinsured in respect of the relevant Covered Loss.
3.5    All cessions shall be subject to the same terms, clauses and conditions of the relevant Policies and the Reinsurer shall enjoy the benefit of any exclusions afforded under the Policies to the same extent as the Reinsured.
4    Conditions Precedent
4.1    It is a condition precedent to the inception of the reinsurance under this Agreement that each of the following conditions has been satisfied:
4.1.1    Lloyd's have notified/approved the additional Funds at Lloyd's required to be deposited by the Reinsurer in connection with this agreement and such amount has been lodged at Lloyd's;
4.1.2    Lloyd's shall have granted all mandatory consents and approvals to the Reinsurer and/or the Reinsured as are notified by Lloyd’s to the Reinsured and/or the Reinsurer as being required in order for the reinsurance under this Agreement incept, the foregoing Clauses 4.1.1 and 4.1.2 being the "Regulatory Conditions Precedent"; and
4.1.3    the terms of the ROMA have been agreed and the ROMA has been executed by the Parties,
(4.1.1, 4.1.2 and 4.1.3 together being the "Conditions Precedent") in each case on or prior to the date falling 60 Business Days following the date of this Agreement.
4.2    The Parties shall use their respective reasonable endeavours to satisfy the Conditions Precedent in each case as soon as reasonably practicable following the date of this Agreement and in any event prior to the date falling 60 Business Days following the date of this Agreement. The Reinsurer shall satisfy its obligation to deposit Funds at Lloyd’s in connection with the reinsurance provided under this Agreement within 5 Business Days from the later of (i) Lloyd's notifying the Reinsurer of its agreement to the additional Funds at Lloyd's required to be deposited by the Reinsurer in connection with this agreement, and (ii) satisfaction of the Condition Precedent at Clause 4.1.3.
4.3    Each Party shall:
4.3.1    co-operate with and provide all reasonable assistance and information to the Party in order to satisfy the Regulatory Conditions Precedent as soon as reasonably practicable following the date of this Agreement;
4.3.2    promptly disclose to the other Party (i) any matter (of which it is or becomes actually aware) which will or is reasonably likely to prevent a Regulatory Condition Precedent from being fulfilled and (ii) any other material development regarding the satisfaction of the Conditions Precedent of which it becomes actually aware;
4.3.3    keep each other Party fully informed as to the progress towards satisfaction of the Regulatory Conditions Precedent; and
4.3.4    promptly and in any event within 2 Business Days of becoming aware inform the other Party of satisfaction of each of the Regulatory Conditions Precedent.
4.4    Unless the Parties agree otherwise, this Agreement shall terminate automatically unless each of the Conditions Precedent has been satisfied on or prior to the date falling 60 Business Days after the date of this Agreement.
4.5    The Parties shall use their reasonable endeavours to agree and finalise the terms of the ROMA, with the services schedules being substantially based on the Agreed Form services schedules for inclusion in the ROMA, as soon as reasonably practicable after the date of this Agreement.
5    Reinsurance Premium
5.1    The premium shall be an amount equal to the payments made under this Clause 5, adjusted in accordance with Clause 6 ("Reinsurance Premium").
5.2    Three Business Days prior to the Inception Date, the Reinsured shall provide the Reinsurer with its good faith estimate of (i) the Pre-Inception Date Paid Losses less its good faith estimate of the Pre-Inception Date Additional Premium, such amount being the "Estimated Roll Forward Amount", and (ii) the amount standing to the credit of the Loss Funds in respect of the Subject Business as at the Inception Date, such amount being the "Estimated Loss Fund Amount".
5.3    The Reinsured shall on the Inception Date:
5.3.1    pay an amount equal to the Cash Premium less the Estimated Roll Forward Amount in cash in USD to the Reinsurer’s Account;
5.3.2    transfer of all rights of the Reinsured in respect of the Loss Funds to the Reinsurer, including for the avoidance of doubt the right to receive any release of amounts held within the Loss Funds from time to time, and shall do all such things as may be reasonably required in order to fully vest the Reinsurer with such amount(s);
5.3.3    transfer of all rights to the Additional Premium; and

5.3.4    pay an amount equal to the Interest Amount in cash in USD to the Reinsurer's Account.
6    Roll Forward Adjustment and Loss Fund Verification
6.1    Within 20 Business Days of the Inception Date, the Reinsured shall notify the Reinsurer of the amount of the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium, and provide such information as the Reinsurer reasonably requires to verify the amount of the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium (such notice being the "Pre-Inception Date Notice").
6.2    Following receipt of the Pre-Inception Date Notice and supporting information, the Reinsurer shall have 20 Business Days to notify the Reinsured that it disagrees with the amount of the Pre-Inception Date Paid Losses and/or the amount of the Pre-Inception Date Additional Premium stated in the Pre-Inception Date Notice, setting out an explanation in sufficient detail to allow a third party to assess the merits of its opinion (a "Pre-Inception Date Dispute Notice").
6.3    If the Reinsurer has not served a Pre-Inception Date Dispute Notice under Clause 6.2 it shall be deemed to have agreed the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium stated in the Pre-Inception Date Notice (as shall also be the case if the Reinsurer expressly so agrees) and Clause 6.5 shall apply.
6.4    If the Reinsurer serves a Pre-Inception Date Dispute Notice pursuant to Clause 6.2, the details and calculations shall be determined in accordance with Schedule 5 (Dispute Resolution Procedure). Following agreement or determination of the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium in accordance with Schedule 5 (Dispute Resolution Procedure), Clause 6.5 shall apply.
6.5    In the event that the Pre-Inception Date Paid Losses less the Pre-Inception Date Additional Premium (the "Actual Roll Forward Amount") as agreed, deemed agreed or determined in accordance with Clause 6.3 or Clause 6.4 are:
6.5.1    greater than the Estimated Roll Forward Amount, the amount by which the Actual Roll Forward Amount exceeds the Estimated Roll Forward Amount being the "excess", then within 5 Business Days of the agreement or determination of the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium, the Reinsurer shall procure that an amount equal to the excess is paid to the Reinsured, by way of same day value transfer of cash in that amount; or
6.5.2    less than the Estimated Roll Forward Amount, the amount by which the Actual Roll Forward Amount is less than the Estimated Roll Forward Amount being the "shortfall", then within 5 Business Days of the agreement or determination of the Pre-Inception Date Paid Losses and the Pre-Inception Date Additional Premium, the Reinsured shall procure that an amount equal to the shortfall is paid to the Reinsurer, by way of same day value transfer of cash in that amount; or
6.5.3    equal to the Estimated Roll Forward Amount, there will be no adjustment of the Pre-Inception Date Paid Losses or Pre-Inception Date Additional Premium.
6.6    In the event that the Actual Pre-Inception Date Paid Losses are different from the Estimated Pre-Inception Date Paid Losses, the Interest Amount shall be recalculated but replacing the Estimated Pre-Inception Date Paid Losses with the Actual Pre-Inception Date Paid Losses and if the resulting calculation is (i) greater than the Interest Amount, an amount equal to the difference shall be paid by the Reinsured to the Reinsurer, or (ii) less than the Interest Amount, an amount equal to the difference shall be paid by the Reinsurer to the Reinsured, in each case by way of same day value transfer of cash within 5 Business Days of notice from the Party entitled to such payment.
6.7    Loss Funds
6.7.1    The Reinsured shall use its reasonable endeavours to verify with the relevant third party administrators any increase between the Estimated Loss Fund Amount as at the Inception Date and the Initial Loss Fund Amount (the amount of the increase, being the "Loss Fund Amount Increase") as soon as reasonably practicable following the Inception Date and the Reinsured shall provide such evidence as the Reinsurer may reasonably request to verify the Loss Fund Amount Increase.
6.7.2    If within 30 Business Days of the Inception Date the Reinsured has not been able to verify to the Reinsurer's satisfaction (acting reasonably and in good faith) any portion of the Loss Fund Amount Increase (such unverified amount being the "Unverified Loss Fund Amount"), the Reinsured shall pay an amount equal to Unverified Loss Fund Amount to the Reinsurer by way of same day value transfer of cash within 5 Business Days of notice from the Reinsurer.
6.7.3    In the event of a bona fide dispute as to the verification of the Loss Fund Amount Increase, the Parties shall, acting reasonably and in good faith seek to agree the amount of any Unverified Loss Fund Amount as soon as reasonably practicable and in any event within 45 Business Days of the Inception Date. If the Parties fail to agree the Unverified Loss Fund Amount within such time period, unless the Parties agree otherwise the matter shall be determined in accordance with Schedule 5 (Dispute Resolution Procedure).
6.7.4    If the Reinsured makes a payment to the Reinsurer of an Unverified Loss Fund Amount, then the Reinsurer shall promptly assign and transfer back to the Reinsured any and all rights in the Loss Funds transferred to it by the Reinsured pursuant to Clause 5.3.2 to the extent relating to the relevant Unverified Loss Fund Amount(s), and shall do all such things as may be reasonably required in order to fully vest back to the Reinsured its rights in respect of such amount(s).
7    Portfolio Administration
7.1    The Parties acknowledge and agree that the administration of the Subject Business shall be conducted in accordance with the terms of this Agreement and the ROMA, and that from the Agreement Date and pursuant to the ROMA, the Parties shall finalise and implement the access and any data requirements necessary in accordance with the ROMA in order for the Reinsurer to assume the administration and conduct of the Policies as from the Outsourcing Effective Date.
7.2    During the period from and including the date of this Agreement to but excluding the Outsourcing Effective Date, the Reinsured shall (i) investigate, defend and negotiate settlements of all Covered Losses, and (ii) use reasonable endeavours to effect and secure all Recoveries, in each case as if it did not have the benefit of this Agreement and in accordance with:
7.2.1    such methods, practices and acts as would be engaged by a prudent and reasonable Lloyd's managing agent in respect of policies of a similar nature to the Policies and recoveries of a similar nature to the Recoveries;
7.2.2    Applicable Law; and
7.2.3    subject to sub-Clauses (a) and (b) above, its existing claims and recovery policies and practices in place as at the date of this Agreement.

7.3    During the period from the date of this Agreement to the Outsourcing Effective Date and, to the extent applicable, following termination of the ROMA to the extent that the Reinsured is the lead insurer of a Policy or otherwise has authority to handle claims in respect of a Policy:
7.3.1    the Reinsured shall give the Reinsurer written notice as soon as reasonably practicable of any Material Claim made or Commutation proposed to be made in respect of the Subject Business or it being notified of any circumstances which could give rise to such a claim or commutation;
7.3.2    the Reinsured shall provide the Reinsurer with such information within the Reinsured's possession or control in respect of any Material Claim and any Commutation reasonably requested by the Reinsurer and shall keep the Reinsurer reasonably informed of material developments in respect of any Material Claims and Commutations; and
7.3.3    the Reinsured shall consult with and co-operate with the Reinsurer:
a)    in the investigation, adjustment and settlement of any Material Claim; and
b)    in the assessment, negotiation and agreement of any Commutation, and the Reinsurer shall not:
i)    agree to the settlement of any Material Claim or the commencement of litigation in respect of a Material Claim without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld or delayed); or
ii)    agree to any Commutation without the prior written consent of the Reinsurer.
For the purposes of this Clause 7.3:
-    'Material Claim' shall mean any claim in relation to a Policy (i) reserved by the Reinsured (on a gross basis, for its share) for, or (ii) in respect of which a payment is requested or required for, greater than (A) USD 125,000 in respect of GL Direct Policies or (B) USD 125,000 in respect of Marine XL or Property RI Policies; and
-    'Commutation' shall mean the commutation, recapture, termination or reduction of any Policy or Inuring Reinsurance.
7.4    The Reinsured shall not from the date of this Agreement:
7.4.1    effect any extension, amendment or alteration to, or waiver of any rights in respect of, any Policy that could, if implemented, increase the Reinsurer's liability under this Agreement; or
7.4.2    make (whether directly or through its appointed administrators) any ex gratia payment, in each case without the written consent of the Reinsurer, failing which consent the Reinsurer's liability under this Agreement shall not be increased or otherwise affected as a result of such ex gratia payment, amendment, alteration, extension or waiver. For the avoidance of doubt, the Reinsurer shall not be entitled to claim against the Reinsured for breach of this Clause other than to enforce its rights under the immediately previous sentence.

8    Quarterly Reinsurance Statement and Settlement
8.1    Within 25 Business Days of each Quarter Date following the Inception Date the Reinsured shall provide to the Reinsurer a report in the form set out in Schedule 1 (Form of Quarterly Statement) (the "Quarterly Reinsurance Statement") and containing the information referred to in that statement setting out amongst other things:
8.1.1    the aggregate amount of Covered Losses;
8.1.2    the amount equal to the Covered Losses in respect of the previous Quarter;
8.1.3    the amount of the Additional Premium received by the Reinsured in respect of the previous Quarter; and
8.1.4    evidence of the exchange rates used for any currency conversion in respect of loss settlements in accordance with Clause 20.3.
The first Quarterly Reinsurance Statement shall include all Covered Losses and Additional Premium in respect of the period from the Inception Date to and including the first Quarter Date following the Inception Date.
8.2    The Reinsurer may dispute the details and calculations provided by the Reinsured as part of each Quarterly Reinsurance Statement within 20 Business Days of receipt of the Quarterly Reinsurance Statement, whereupon the details and calculations shall be determined in accordance with Schedule 5 (Dispute Resolution Procedure).
8.3    Where the Reinsurer does not dispute the details or calculations provided by the Reinsured as part of the Quarterly Reinsurance Statement in accordance with Clause 8.2, it shall be deemed to approve the Quarterly Reinsurance Statement and the details and calculations therein (as shall also be the case if the Reinsurer expressly so agrees).
8.4    The Reinsurer shall, save in the case of manifest error, pay an amount equal to (a) the Covered Losses (b) less the amount of the Additional Premiums received, in each case in respect of that Quarter as reported in the Quarterly Reinsurance Statement, less (c) the amount of any Large Losses paid by the Reinsurer pursuant to Clause 8.7 in that Quarter, by way of same day value transfer of cash in the relevant amount, within 15 Business Days of receipt of the Quarterly Reinsurance Statement, notwithstanding any dispute in accordance with Clause 8.2. If the Reinsurer identifies a manifest error in a Quarterly Reinsurance Statement, it shall promptly notify the Reinsured and the Parties shall, acting reasonably, cooperate to revise the relevant parts of the Quarterly Reinsurance Statement containing or affected by the manifest error as soon as reasonably practicable and in any event within three Business Days from when the Reinsurer notifies the Reinsured of the manifest error.
8.5    If applicable, following the agreement or determination of any dispute in accordance with Clause 8.2, the Reinsured or the Reinsurer, it is agreed or determined that:
8.5.1    the Reinsurer has overpaid in respect of the relevant Quarterly Reinsurance Statement, then Reinsured shall pay to the Reinsurer an amount equal to the overpayment; or
8.5.2    the Reinsurer has underpaid in respect of the relevant Quarterly Reinsurance Statement, then the Reinsurer shall pay to the Reinsured an amount equal to the underpayment, by way of same day value transfer of cash in the relevant amount within 15 Business Days of such agreement or determination.

8.6    Settlement information and reports
In addition to the Quarterly Reinsurance Statement, the Reinsured shall provide the Reinsurer with the periodic reports and supporting information set out in the ROMA to be provided by the Reinsured in accordance with the timelines set out therein and such other information as the Reinsurer may reasonably require in order to verify the information contained within the Quarterly Reinsurance Statement.
8.7    Large Losses
8.7.1    In the event that the Reinsured incurs any individual Covered Loss equal to or greater than USD 1,000,000 for the Reinsured's share (a "Large Loss"), the Reinsured shall have the right to notify the Reinsurer of the same and require the Reinsurer to pay to the Reinsured an amount equal to such Large Loss, by way of same day value transfer of cash in the relevant amount, on or prior to the later of (i) 15 Business Days of receipt of the Reinsured’s notification of the Large Loss, and (ii) 5 Business Days prior to the due date for payment of the Large Loss by the Reinsured, in each case notwithstanding any dispute. The Reinsured shall promptly provide the Reinsurer with such information as the Reinsurer may reasonably request in order to verify the Large Loss.
8.7.2    Clauses 8.2 and Clause 8.3 and Clause 8.5 shall apply in respect of any Large Loss mutatis mutandis.
8.7.3    If the Reinsurer identifies a manifest error in respect of a Large Loss calculation, it shall promptly notify the Reinsured and the Parties shall, acting reasonably, cooperate to revise the relevant parts of the calculation containing or affected by the manifest error as soon as reasonably practicable and in any event within three Business Days from when the Reinsurer notifies the Reinsured of the manifest error.
9    Inuring Reinsurance
9.1    Inuring Reinsurance shall be calculated by the Reinsured in accordance with Schedule 3 (Inuring Reinsurance Principles).
9.2    The Reinsured shall provide its calculation of the Inuring Reinsurance to the Reinsurer within 20 Business Days of each Quarter Date with all supporting documentation reasonably required by the Reinsurer to review the Reinsured’s calculation. For the avoidance of doubt, the reference date for the calculation of the Inuring Reinsurance shall be as at the end of the month falling two months prior to the Quarter Date provided that where any material amounts in respect of Inuring Reinsurance are received by the Reinsured after such date but prior to the end of the relevant Quarter, the Reinsured agrees that it shall use its reasonable endeavours to include such amounts within the quarterly calculation.
9.3    The Reinsurer may dispute the details and calculations in respect of the Inuring Reinsurance provided by the Reinsured within 20 Business Days of receipt of such calculation, whereupon the details and calculations shall be determined in accordance with Schedule 5 (Dispute Resolution Procedure).
9.4    Where the Reinsurer does not exercise its right to dispute the calculation of Inuring Reinsurance under Clause 9.3, it shall be deemed to approve the calculation of Inuring Reinsurance.

10    Additional Premium
10.1    Within 20 Business Days after the end of a Quarter, the Reinsured shall provide to the Reinsurer a report setting out the Additional Premium received by the Reinsured in respect of the previous Quarter together with all supporting documentation reasonably required by the Reinsurer to review and verify such report, and such amount shall be deducted from the amount of the Covered Losses in respect of that Quarter payable by the Reinsurer in accordance with Clause 8.4 (and Clause 8.5, if applicable). The first Quarter report (and payment of Additional Premium by the Reinsured) shall include all Additional Premium received by the Reinsured from the Inception Date to the end of the first Quarter. The Reinsured shall use its reasonable endeavours to collect all Additional Premium due by a policyholder under the Subject Business in accordance with the terms of such policyholder’s policy.
11    Reinsurance Claims
11.1    If the Reinsurer makes payments or procures that a payment is made directly to a policyholder which discharges a liability of the Reinsured to a policyholder or other beneficiary of a Policy, the Reinsurer shall be treated as discharging the obligation that it owes to the Reinsured under this Agreement in respect of that liability.
12    Early Termination
12.1    Early Termination Rights of either Party. Either Party may terminate this Agreement at any time with immediate effect by written notice to the other following the occurrence of one or more of the following events, each an "Early Termination Event":
12.1.1    withdrawal or suspension of the Reinsurer's licence to continue to reinsure the business reinsured under this Agreement, or conditions imposed on the Reinsurer's licence which limit the Reinsurer's ability to provide the reinsurance cover under this Agreement; or
12.1.2    the occurrence of a material breach by the other Party of the terms of this Agreement which is not remedied within 20 Business Days of the other Party's written request to do so.
12.2    Early Termination Rights of the Reinsurer. In addition to its rights as set forth in Clause 12.1, the Reinsurer may terminate this Agreement with immediate effect upon written notice if:
12.2.1    the Reinsurer is required to terminate this Agreement by a Regulatory Authority;
12.2.2    the ROMA is terminated; or
12.2.3    the Reinsured fails to pay any amounts due under this Agreement and does not make the payment of the outstanding amount within 20 Business Days of being notified by the Reinsurer of its failure to make such payment (subject always to the provisions set out in Schedule 5 (Dispute Resolution Procedure) in respect of any payments the amounts of which are in dispute which, if the Parties are in dispute in accordance with the terms of Schedule 5 (Dispute Resolution Procedure), will not give the Reinsurer a termination right during the course of such dispute).
12.3    Early Termination Rights of the Reinsured. In addition to its rights as set forth in Clause 12.1, the Reinsured may terminate this Agreement with immediate effect upon written notice when any of the following events occurs:
12.3.1    the Reinsurer is subject to an Insolvency Event;

12.3.2    the Reinsured is required to terminate this Agreement by any Regulatory Authority;
12.3.3    the ROMA is terminated; or
12.3.4    the Reinsurer fails to pay any amounts due under this Agreement and does not make the payment of the outstanding amount within 20 Business Days of being notified by the Reinsured of its failure to make such payment (subject always to the provisions set out in Schedule 5 (Dispute Resolution Procedure) in respect of any payments the amounts of which are in dispute which, if the Parties are in dispute in accordance with the terms of Schedule 5 (Dispute Resolution Procedure), will not give the Reinsured a termination right during the course of such dispute).
12.4    Each Party undertakes to notify the other promptly on the occurrence of any event which would give rise to a right to terminate this Agreement.
12.5    Following the occurrence of an Early Termination Event, this Agreement shall be terminated in accordance with Schedule 4.
12.6    Following the Termination Date neither the Reinsured nor the Reinsurer shall have any further rights or obligations under this Agreement, save in respect of their rights and obligations under Clause 12.5 and their rights and obligations under Clause 15 (Payments), Clause 16 (Governing Law and Jurisdiction), Clause 18 (Access to Records), Clause 19 (Confidentiality), Clause 20.10 (Taxes) and, to the extent necessary for the interpretation thereof, Clause 2 (Definitions) of this Agreement. Termination of this Agreement shall not affect any rights and/or obligations of the Parties which shall have accrued on or before the Termination Date.
13    Warranties
13.1    Warranties of the Reinsured
The Reinsured warrants to the Reinsurer that each of the following statements is true as at the Agreement Date.
13.1.1    Status. The Reinsured is duly incorporated and validly existing under the laws of England and Wales and is in good standing under the laws of such jurisdiction and the Reinsured is duly authorised to conduct its business.
13.1.2    Powers. The Reinsured has the corporate power to own its assets and carry on its business as its being conducted. The Reinsured has all requisite corporate power, authority, and legal capacity to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby. All corporate and regulatory acts required to be undertaken by the Reinsured to authorise entry into, the performance and delivery of this Agreement, the Transaction Documents to which it is a party and of the transactions contemplated hereby have been duly and properly undertaken.
13.1.3    No Conflict. The execution and delivery of this Agreement, performance of the transactions contemplated by this Agreement, and fulfilment of the terms hereof applicable to the Reinsured, do not conflict with or violate in any material respect(s) (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Reinsured or the Reinsured's organisational documents or the provisions of any indenture, instrument, deed or agreement to which the Reinsured is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the property of the Reinsured pursuant to the terms of any such indenture, instrument deed or agreement (ii) its constitutional documents or (iii) any document which is binding upon it or any of its assets.
13.1.4    Consents. Except for the Conditions Precedent, no order, consent, approval, licence, authorisation, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required by the Reinsured to authorise its execution of this Agreement, or is required in connection with the execution, delivery and performance of this Agreement.
13.1.5    Binding Obligation. The Reinsured's obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against the Reinsured in accordance with the terms hereof.
13.1.6    Subject Business.
a)    The contents of the Data Room and the claims, underwriting and other information that has been disclosed to the Reinsurer or its advisers by or on behalf of the Reinsured and its advisers in connection with this Agreement, including the list of Policies and the information provided to any third party or internal actuary in relation to all actuarial reports and reserving estimates provided by and/or on behalf of the Reinsured to the Reinsurer, is so far as the Reinsured is aware true, complete and accurate in all material respects, has been properly extracted from the Reinsured's systems and is not knowingly or deliberately misleading by inclusion, omission, ambiguity or otherwise.
b)    The Reinsured has not knowingly or deliberately withheld information from the Reinsurer which the Reinsured knows or (acting reasonably) believes is material in respect of the reserving for the Subject Business. For the purposes of this Clause, the Reinsured’s knowledge and belief shall be taken to be the actual knowledge and belief of the individuals at the Reinsured as at the Agreement Date holding the title of [***], in each case having made reasonable enquiries.
c)    The reserves and other provisions made for claims, benefits and any other liabilities with respect to the Policies, whether reported or incurred but not reported, as established or reflected on the Reinsured’s most recent Lloyd’s returns, or otherwise made available to the Reinsurer, were calculated in all material respects in accordance with (i) applicable accounting principles and generally accepted actuarial principles, in each case consistently applied, (ii) Applicable Law, and (iii) the terms of the applicable Policies.
d)    The updated 31 August 2024 summary of reserves, future premium and loss funds sent to the Reinsurer by Gallagher Re by email on 10 December 2024 at 16:58, a copy of which is included in the Data Room in the folder titled "Additional Data" (i) has been prepared by the Reinsured in good faith and on a basis consistent in all material respects with the Reinsured's usual standards and procedures for internal management financial reporting, (ii) includes allocation of amounts therein and reserving prepared on a basis consistent in all material respects with Lloyd's Requirements, and (iii) does not refer to amounts having been paid that have not been paid, or to amounts having been received that have not been received.

e)    No extensions, amendments or alterations to, or waivers of any rights in respect of, the Policies have been made which individually or in aggregate are material that have not been fairly disclosed in the Data Room.
For the purposes of this Agreement, "fairly disclosed" means disclosed in such manner and in such detail so as to enable a reasonable reinsuring Lloyd's managing agent identify the nature, scope and impact of the matter disclosed and to make a reasonably informed and accurate assessment of the matter concerned.
13.1.7    Reinsurance. The information concerning Inuring Reinsurance disclosed by the Reinsured to the Reinsurer provides an accurate summary of all other reinsurance material to this Agreement and all such Inuring Reinsurance is currently in full force and effect.
13.1.8    Adverse Proceedings. There is no pending, or so far as the Reinsured is aware, threatened, litigation, arbitration or administrative actions or proceeding before any court, arbitrator, governmental regulatory or administrative agency or authority which, alone or together with any other such actions or proceedings, would materially and adversely affect its ability to perform its obligations under this Agreement.
13.1.9    Solvency. The Reinsured is not the subject of any Insolvency Event.
13.1.10    Regulatory Requirements.
a)    The Reinsured is in compliance with all regulatory capital requirements applicable to it under Applicable Law.
b)    The Reinsured has underwritten and carried on the Subject Business in all material respects in accordance with (i) its legal, contractual and regulatory duties (including under Lloyd’s Requirements) as a Lloyd's managing agent and (ii) all Applicable Law.
13.1.11    Ranking of Obligations. The Reinsured's obligations under this Agreement rank, or will rank, at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law.
13.1.12    Pre-Inception Claims and Recoveries. During the period from and including the On Risk Date to but excluding the date of this Agreement, the Reinsured has (i) investigated, defended and negotiated settlements of all Covered Losses, and (ii) used reasonable endeavours to effect and secure all Recoveries, in each case as if it did not have the benefit of this Agreement and in accordance with:
a)    such methods, practices and acts as would be engaged by a prudent and reasonable Lloyd's managing agent in respect of policies of a similar nature to the Policies and recoveries of a similar nature to the Recoveries;
b)    Applicable Law; and
c)    Subject to sub-Clauses (a) and (b) above, its existing claims and recovery policies and practices in place as at the date of this Agreement.
13.2    Warranties of the Reinsurer
The Reinsurer warrants to the Reinsured that each of the following statements is true as at the Agreement Date.

13.2.1    Status. The Reinsurer is duly incorporated and validly existing under the laws of England and Wales and is in good standing under the laws of such jurisdiction and the Reinsurer is duly authorised to conduct its business as from time to time conducted by it.
13.2.2    Powers. The Reinsurer has the corporate power to own its assets and carry on its business as its being conducted. The Reinsurer has all requisite corporate power, authority, and legal capacity to enter into and this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby. All corporate and regulatory acts required to be undertaken by the Reinsurer to authorise the entry into, performance and delivery of this Agreement, the Transaction Documents and the transactions contemplated hereby have been duly and properly taken.
13.2.3    No Conflict. The execution and delivery of this Agreement, performance of the transactions contemplated by this Agreement, and fulfilment of the terms hereof applicable to the Reinsurer, do not conflict with or violate in any material respect(s) (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Reinsurer, (ii) its constitutional documents or (iii) any document which is binding upon it or any of its assets.
13.2.4    Consents. Except for the Conditions Precedent, no order, consent, approval, licence, authorisation, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required by the Reinsurer to authorize its execution of this Agreement, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of this Agreement.
13.2.5    Binding Obligation. The Reinsurer's obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against the Reinsurer in accordance with the terms hereof.
13.2.6    Insolvency. The Reinsurer is not the subject of any Insolvency Event.
13.2.7    Regulatory Requirements. The Reinsurer is in compliance with all regulatory capital requirements applicable to it under Applicable Law.
13.2.8    Adverse Proceedings. There is no pending, or so far as the Reinsurer is aware, threatened, litigation, arbitration or administrative actions or proceeding before any court, arbitrator, governmental regulatory or administrative agency or authority which, alone or together with any other such actions or proceedings, would materially and adversely affect its ability to perform its obligations under this Agreement.
13.2.9    Ranking of Obligations. The Reinsurer's obligations under this Agreement rank, or will rank, at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law.
13.3    The Reinsurer acknowledges and agrees that no representation or warranty, express or implied, has been or is made by the Reinsured as to the forecasts, estimates, projections, statements of opinion or other forward looking statements utilised for determining the amount and adequacy or reasonableness of the allowances, actuarial assumptions, reserves or provisions for losses in respect of the Subject Business and none of the warranties set out in Clause 13.1.6 shall be construed to provide any such warranty or representation.

14    Notices
14.1    Any reports, notices, requests, claims, demands, and other communications required or permitted to be given under this Agreement shall be in writing and in the English language and shall be valid and effective only if it is delivered to any of the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Clause 14).
14.2    Any Formal Communication will be:
14.2.1    signed by or on behalf of the person giving it;
14.2.2    delivered by hand, courier or sent by recorded delivery post to the relevant Party to the contact and address set out in Clause 14.3 (or if otherwise notified by the relevant person under Clause 14.3 to such other contact and address as has been so notified); and
14.2.3    notwithstanding that a Party's contact details include an address for email, Formal Communications may not be made by email.
14.3    The contact and address for each Party is:
14.3.1    If to the Reinsured:
Address:     Level 20, 8 Bishopsgate, London EC2N 4BQ
Email:     [***]
Attention:    [***]
and a copy (which shall not constitute notice) delivered for the attention of Tim Baumgartner to Willkie Farr & Gallagher (UK) LLP, Citypoint, Ropemaker Street, London, EC2Y 9AW (email: [***])
14.3.2    If to the Reinsurer:
Address:     8th Floor One Creechurch Place, London, United Kingdom, EC3A 5AY
Email:     [***]
Attention:    [***]
and a copy (which shall not constitute notice) delivered for the attention of James Mee to Reynolds Porter Chamberlain LLP, Tower Bridge House, St Katharine's Way, London, E1W 1AA (email: [***])
and a Party may change any of the details in this Clause by way of a Formal Communication which states the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.
14.4    Subject to Clause 14.5, unless there is evidence that it was received earlier, a Formal Communication that complies with Clause 14.1 and 14.2 is deemed to have been delivered at the time of delivery.

14.5    If delivery of a Formal Communication occurs after the hour of 18.00 London time on a Business Day, or on a day other than a Business Day, then the Formal Communication will be deemed delivered at 09.00 London time on the next Business Day.
14.6    Any Other Communication will be valid and effective only if:
14.6.1    it is served in accordance with Clauses 14.1 and 14.3; or
14.6.2    it is served by email and:
a)    the recipient email address specified in that email is set out in Clause 14.3 or has previously been notified by the recipient Party to the sending Party for such purpose; and
b)    the sender retains an automated record of the sending of the email; and
c)    the sender of the email does not, within 24 hours of sending, receive an automated electronic message that the email has not been effectively received by the recipient Party; or
14.6.3    it is served in such other manner as this Agreement specifically provides in respect of the communication in question.
14.7    In this Clause 14, a reference to time is to local time in the country in which the recipient of the notice or communication is located.
15    Payments
15.1    All payments to be made under this Agreement to either the Reinsured or the Reinsurer must be made by a transfer into the account set out in this Clause or such other accounts as may have been notified in accordance with Clause 14 (Notices) not later than 11.00 am (local time of the payor) on the date due for payment:
If to the Reinsured:
Account beneficiary: [***]
Bank:             [***]
Sort Code/SWIFT:    [***]
Account number:    [***]

IBAN:        [***]
If to the Reinsurer:
Account name:    [***]
Bank:             [***]
Sort Code:        [***]
Account number:    [***]
IBAN:        [***]

15.2    Any payment under this Agreement which is due to be made on a day that is not a Business Day must be made on the next Business Day.
16    Governing Law and Dispute Resolution
16.1    This Agreement and all non-contractual obligations arising in any way out of or in connection with this Agreement shall be governed by English law.
16.2    Except where this Agreement specifies that the provisions of Schedule 5 are to apply in respect of any dispute, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of Arbitration from time to time ("LCIA Rules"), which LCIA Rules are deemed to be incorporated by reference into this Clause 16.
16.3    The number of arbitrators shall be three.
16.4    The seat, or legal place, of arbitration shall be London, United Kingdom.
16.5    The language to be used in the arbitral proceedings shall be English.
17    Entire Agreement
17.1    The Reinsured and the Reinsurer agree that this Agreement and the other Transaction Documents are the complete and exclusive statement of the Agreement between the Parties, superseding all proposals or prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof.
17.2    Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement by a warranty, statement, representation or undertaking which is not expressly included in the Transaction Documents.
17.3    Neither Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with or relating to the subject matter of this Agreement and which is not expressly included this Agreement.
17.4    Nothing in this Clause limits or excludes liability arising as a result of fraud or wilful misconduct.
18    Access To Records
18.1    The Reinsurer shall have the right (itself or through its agents or duly appointed auditors) to examine, at any reasonable time upon reasonable notice, all papers, books, accounts, documents and other records of the Reinsured if and only to the extent relating to the Subject Business. Upon request, the Reinsured shall supply the Reinsurer, at the Reinsurer's expense, with copies of the whole or any part of such papers, books, accounts, documents and other records relating to the business reinsured hereunder. The Reinsured shall use its reasonable endeavours to procure that its agents and third party administrators permit the Reinsurer to have the same rights of inspection and access to documents and other records held by them relating to the business reinsured hereunder, to the extent that the Reinsured has the rights to require such inspection and access under the terms of its arrangements with its agents and third party administrators. The Reinsurer's right of inspection under this Clause shall continue to exist after termination of this Agreement as long as one of the parties hereto has a claim against any other arising from this Agreement.

18.2    Each Party shall prepare and maintain for 6 years after the Termination Date (or such longer period as may be required by law or regulation) full and accurate accounts, books and records of all payments made under this Agreement and all other information relating to its obligations under this Agreement which would be maintained by a prudent insurer or reinsurer (as the case may be), including, without limitation, such information as may be required by any Regulatory Authority.
19    Confidentiality
19.1    Neither Party may, unless permitted by this Clause 19, at any time after the date of this Agreement divulge any information in relation to the affairs or business or method of carrying on business of the other Party which it knows, or could be reasonably expected to know, at the relevant time to be confidential ("Confidential Information"). Each Party agrees to use the Confidential Information of the other Party only for the purposes of this Agreement and not otherwise.
19.2    Neither Party shall, without the prior written consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed), issue in written form any press release or public announcement concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement. Each Party agrees to consult and cooperate with the other Party with respect to the timing, form and content of any press release or written public announcement to be made concerning this Agreement.
19.3    Without prejudice to Clause 19.2, neither Party will:
19.3.1    make commercial use of such Confidential Information; or
19.3.2    use such Confidential Information for the benefit of itself or any third party, other than in accordance with this Agreement or a further agreement with the other Party.
19.4    A Party ("Disclosing Party") may disclose the Confidential Information of the other Party if:
19.4.1    the other Party has given its prior written consent; or
19.4.2    the Confidential Information is disclosed by the Disclosing Party under a requirement of Applicable Law or the requirements of any relevant Regulatory Authority and such disclosure is only to the extent required; or
19.4.3    the Disclosing Party can show that the Confidential Information was already, or has subsequently become, published or publicly available for use other than as a result of a breach of this Agreement or of any confidentiality obligation owed by the Disclosing Party to the other Party; or
19.4.4    the Confidential Information is disclosed on a confidential basis to the Disclosing Party's professional advisers, accountants, auditors, professional advisors, brokers, reinsurers, financial providers, Lloyd's, Regulatory Authorities or tax authorities; or
19.4.5    the Confidential Information is disclosed on a confidential basis to the Disclosing Party's shareholders, officers, employees or agents who are engaged in the performance of the Disclosing Party's duties under this Agreement and the person(s) to whom the information is to be disclosed have first agreed to act in compliance with the confidentiality requirements of this Agreement as if they were a Party to it.
19.5    The non-disclosure agreement entered into between the Reinsurer and the Reinsured dated 18 July 2024 shall terminate on the Agreement Date.

20    Miscellaneous
20.1    Amendments
This Agreement may be amended, modified, altered or supplemented only by mutual consent of the Parties expressed in a written addendum executed by the Parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the Parties accordingly.
20.2    Counterparts
This Agreement may be executed in counterparts, and exchanged by form of electronic transmission each of which shall be deemed an original, but all of which together shall constitute one and the same original agreement.
20.3    Currency
All payments hereunder shall be made in United States Dollars. All reports and accounts hereunder shall be rendered in United States Dollars. For the purpose of this Agreement where the Reinsured pays losses in currencies other than United States Dollars, such losses shall be converted into United States Dollars at the applicable conversion rate for the relevant currency as used or published by Lloyd’s, as at the date of settlement of any such losses. If there is a payment to be made in a currency other than those for which Lloyd's publishes a conversion rate, such amounts shall be converted into United States Dollars as at the daily spot exchange rate of the Bank of England on the date of settlement.
20.4    Headings
Headings are intended solely as aids to convenient reference. They shall not be considered part of this Agreement nor limit or otherwise affect its meaning or interpretation and no inference as to the meaning or intent of any provision of this Agreement may be drawn from them.
20.5    No Waiver
No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder by a Party, shall operate as a waiver thereof by that Party; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder prevent any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision of this Agreement or consent to any departure by a Party therefrom shall in any event be effective unless the same shall be made in writing by the authorised representatives of that Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.
20.6    Parties to this Agreement
This Agreement shall be binding upon all successors, assignees, transferees and Reinsurers to Close of the Parties to this Agreement; provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld.
20.7    Severability
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Reinsured or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
20.8    Sole Benefit
This Agreement is made exclusively between the Reinsured and the Reinsurer and no other party shall be entitled to claim any rights or benefits hereunder. In particular, but without prejudice to the generality of the foregoing, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.
20.9    Set Off
Each Party shall be entitled to set-off against any sum which it may be liable to pay to the other Party under this Agreement any sum for which the other Party is liable to pay it under this Agreement.
20.10    [***]
20.11    Data Protection
In this Clause 20.11 and this Agreement, "controller", "processor", "personal data" and "processing" shall have the meanings given in the Regulation, and "process" and "processed" shall be construed accordingly.
Each Party may process personal data under or in connection with this Agreement and in the performance of its obligations under this Agreement. The Parties recognise that when carrying out such processing the factual arrangement between them shall dictate the role of each Party (as to controller or processor) in respect of the Data Protection Legislation. Notwithstanding the foregoing, the Parties anticipate that when processing personal data under or in connection with this Agreement and in the performance of their obligations under this Agreement, each Party shall do so pursuant to the ROMA. Each Party agrees that in processing personal data under or in connection with this Agreement and in the performance of its obligations under this Agreement it shall comply with the applicable requirements of the Data Protection Legislation.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives

For and on behalf of
The Members of Lloyd’s Syndicate 609 for the 2023 and prior years of account, acting through their managing agent Atrium Underwriters Limited

Signed:     /s/ Samit Shah
Printed Name:    Samit Shah
Title        Chief Risk Officer

For and on behalf of
The Members of Lloyd's Syndicate 2008 for the 2025 year of account, acting through their managing agent Enstar Managing Agency Limited

Signed:     /s/ Nick Crossley
Printed Name:    Nick Crossley
Title        Director

Schedule 1: [***]
[***]

Schedule 2 [***]
[***]

Schedule 3: [***]
[***]

Schedule 4: Termination and Termination Amount
1    Notification, determination and payment of Termination Amount
1.1    Within 20 Business Days of the Early Termination Date, the Reinsurer shall provide the Reinsured with (along with reasonable supporting information and documentation) its calculation of the Termination Amount.
1.2    Following receipt of the information and calculations required to be provided under paragraph 1.1, the Reinsured shall have 20 Business Days to notify the Reinsurer that it disagrees with the Termination Amount (or any aspect of their calculation), setting out an explanation in sufficient detail to allow a third party to assess the merits of its opinion (a "Termination Dispute Notice").
1.3    If the Reinsured has not served a Termination Dispute Notice under paragraph 1.2, it shall be deemed to have agreed the Termination Amount (as shall also be the case if the Reinsured expressly so agrees) and paragraph 1.5 shall apply.
1.4    If the Reinsured serves a Termination Dispute Notice pursuant to paragraph 1.2, the details and calculations shall be determined in accordance with Schedule 5 (Dispute Resolution Procedure). Following agreement or determination of the Termination Amount in accordance with Schedule 5 (Dispute Resolution Procedure), paragraph 1.5 shall apply.
1.5    Within 15 Business Days of the agreement or determination of the Termination Amount, the Reinsurer shall pay the Termination Amount to the Reinsured’s bank account set out in Clause 15.

Schedule 5: Dispute Resolution Procedure
1    Any dispute or difference between the Parties under this Agreement for which this Schedule 5 is stated to apply, shall, if not settled through discussion between the Parties, be settled by dispute resolution in accordance with the procedure set out in this Schedule:
1.1    Nothing in this Schedule shall prevent a Party to a dispute from seeking interim relief and/or conservatory measures (whether negative or positive and notwithstanding whether the relief and/or measures sought may overlap with a remedy which is, or may be, claimed in proceedings between the Parties) from the courts of England.
1.2    Any dispute or difference between the Parties shall, upon the request of either Party, be referred in writing to the appropriate actuaries or an appropriate senior representative within their respective organisations who will endeavour to settle the dispute in good faith.
1.3    If the dispute has not been agreed or settled within 10 Business Days of it being referred to the appropriate actuaries or appropriate senior representatives (and if it was not referred to such actuaries or representatives simultaneously, 10 Business Days from the date of the first referral), the dispute shall be referred to an independent actuary or other independent expert jointly appointed by the Parties (or, failing agreement on such appointment within 20 Business Days of it being referred to the appropriate actuaries or senior representatives (and if it was not referred to such actuaries or representatives simultaneously, 20 Business Days from the date of the first referral), by the President for the time being of the Institute and Faculty of Actuaries (or any successor body)) for resolution (such person, the "Expert").
1.4    The process for resolution of the dispute shall be determined by the Expert, who shall act as an expert and not as an arbitrator.
1.5    The Parties shall have the right to make representations to the Expert within the process for resolution of the dispute determined by the Expert.
1.6    The decision of the Expert shall, in the absence of manifest error, be final and binding on the Parties.
1.7    The Expert's fees and expenses shall be borne as determined by the Expert, having regard to the merits of the Parties' submissions.
1.8    Each Party shall, upon any request by the Expert, provide the Expert with such information as is within its possession or control and reasonably required by the Expert, to the extent that such provision is within such Party's power (without contravention of any law or rule, regulation or direction of any governmental or Regulatory Authority or any binding agreement).
1.9    The Parties shall use all reasonable endeavours to ensure that the Expert will give his decision within 30 Business Days of the reference to him.